AXONYX INC. CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics describes the basic principles of conduct that we share as officers and employees of Axonyx Inc. This Code also applies to our directors and should be provided to and followed by our agents and representatives, including consultants. This Code is intended to comply with Nasdaq’s Rule 4350(n) and Section 406 of the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission adopted with respect thereto. Violation of this Code may result in disciplinary action, varying from reprimand to dismissal.

This Code is intended to provide a broad overview of basic ethical principles that guide our conduct. It is our policy to conduct our business affairs honestly and in an ethical manner. In some circumstances, we maintain more specific policies on the topics referred to in this Code. Should you have any questions regarding these policies, please contact S. Colin Neill or his successor as CFO.

Compliance with Laws, Rules and Regulations

                  We comply with all laws, rules, and regulations of the places where we do business. If a law, rule, or regulation is unclear, or conflicts with a provision of this Code, you should seek advice from our CFO but always seek to act in accordance with the ethical standards described in this Code. You are expected to comply with all local country laws in conducting the Company’s business. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties. If you violate these laws in performing your duties for the Company, you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with the Company.

Conflicts of Interest

                  We conduct our business affairs in the best interest of our Company and should therefore avoid situations where our private interests interfere in any way with our Company’s interests. We need to be especially sensitive to situations that have even the appearance of impropriety and promptly report them to a supervisor, or if appropriate, a more senior manager. If you believe that a transaction, relationship or other circumstance creates or may create a conflict of interest, you should promptly report this concern. It is our policy that circumstances that pose a conflict of interest for our non-director and non-executive officer employees are prohibited unless a waiver is obtained from a senior manager. Any waiver of this conflict of interest policy for a director or executive officer may only be made by our Board or a committee of our Board, and any waiver will be promptly disclosed.

Record-Keeping

We require honest and accurate recording and reporting of information to make responsible business decisions. We document and record our business expenses accurately. Questionable expenses should be discussed with our CFO.

                  We avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies in our business records and communications. We maintain our records according to our record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult our CFO.

                  Senior Officers (the Company’s Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (" CFO”), principal accounting officer or controller and persons performing similar functions, persons who meet the requirements of Item 406 of Regulation S-K and such other Company officers as are designated from time to time by the Audit Committee of the Board of Directors) are also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Senior Officers will take all necessary steps to ensure compliance with established accounting procedures, the Company’s system of internal controls and generally accepted accounting principles. Senior Officers will ensure that the Company makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. Senior Officers will also ensure that the Company devises and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

transactions are executed in accordance with management’s general or specific authorization;

•transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (b) to maintain accountability for assets;

• access to assets is permitted, and receipts and expenditures are made, only in accordance with management’s general or specific authorization; and

• the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, all to permit prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements.

                  Any attempt to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

Special Ethics Obligations For Employees With Financial Reporting Responsibilities

Senior Officers each bear a special responsibility for promoting integrity throughout the Company. Furthermore, the Senior Officers have a responsibility to foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operation and financial condition and other financial information.

Because of this special role, the Senior Officers are bound by the following Financial Officer Code of Ethics, and by accepting the Code of Business Conduct and Ethics each agrees that he or she will:

• Perform his or her duties in an honest and ethical manner.

• Handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner.

• Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

• Comply with all applicable laws, rules and regulations of federal, state and local governments.

• Proactively promote and be an example of ethical behavior in the work environment.

Public Reporting

                  We are a public company and as a result file reports and other documents with the Securities and Exchange Commission (SEC) and the stock exchanges on which our securities trade. As well, we issue press releases and make other public statements that include financial and other information about our business, financial condition and results of operations. We endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents we file with, or submit to, the SEC and in our press releases and public communications.

                  We require cooperation and open communication with our outside auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate, or mislead any external auditor engaged in the performance of an audit of our financial statements.

                  The laws and regulations applicable to filings made with the SEC, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees participate in the preparation of these reports or provide information included in these reports. We maintain disclosure controls and procedures to ensure that the information included in the reports that we file or submit to the SEC is collected and communicated to senior management in order to permit timely disclosure of the required information.

                  If you are requested to provide, review or certify information in connection with our disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report any information that you believe should be considered for disclosure in our reports to the SEC.

If you have questions or are uncertain as to how our disclosure controls and procedures may apply in a specific circumstance, promptly contact your supervisor or a more senior manager. We want you to ask questions and seek advice. Additional information regarding how to report your questions or concerns (including on a confidential, anonymous basis) is included below in this Code.

Insider Trading

We do not trade in Company stock on the basis of material, non-public infolmation concerning the Company, nor do we “tip” others who may trade in Company securities. Please also refer to the Axonyx Inc. Policy Statement on Insider Trading, as amended and restated.

Corporate Opportunities

We do not personally take opportunities that are discovered through the use of Company property, information or position without the prior consent of our Board. Our directors, officers, and employees are also prohibited from competing with the Company.

Competition and Fair Dealing

                  We outperform our competition fairly and honestly by developing leading products based on design and performance and providing high quality service in a timely and efficient manner. We do not engage in unethical or illegal business practices such as stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing disclosure of this type of information by past or present employees of other companies.

Business Entertainment and Gifts

                  We recognize that business entertainment and gifts are meant to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers. Neither we nor our family members offer, give, or accept any gift or entertainment unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff, and (e) does not violate any laws or regulations. Any questionable gift or invitation should be discussed with a supervisor, or, if appropriate, a more senior manager.

Discrimination and Harassment

The diversity of our employees is a tremendous asset. We provide equal opportunity in all aspects of employment and will not tolerate discrimination or harassment of any kind. Derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances and similar behavior are prohibited.

Health and Safety

                  We strive to provide a safe and healthy work environment. We ensure a safe and healthy work environment by following safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices, or conditions to a supervisor or more senior manager.

                  We do not permit violence or threatening behavior in our workplaces. We report to work in condition to perform our duties at our best, free from the influence of illegal drugs or alcohol. We do not tolerate the use of illegal drugs in the workplace.

Confidentiality

                  We protect confidential information. Confidential information includes proprietary information such as our trade secrets, patents, trademarks, trade names, copyrights, business, marketing plans, sales forecasts, proprietary software, designs, databases, records, salary information, and unpublished financial data and reports, as well as any non-public information that might be of use to competitors or harmful to us or our customers if disclosed. It also includes information that suppliers and customers have entrusted to us on a confidential basis. Our personal obligation not to disclose confidential information continues even after employment ends.

Protection and Proper Use of Company Assets

                  Theft, carelessness, and waste of Company assets have a direct impact on our profitability and should be avoided. Any suspected incident of fraud or theft should be immediately reported to a supervisor or, if appropriate, a more senior manager for investigation. We carefully safeguard our confidential information. Unauthorized use or distribution of confidential information is prohibited and could also be illegal, resulting in civil or even criminal penalties.

Payments to Government Personnel

                  In compliance with the United States Foreign Corrupt Practices Act we do not give anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. We do not promise, offer, or deliver to any foreign or domestic government employee or official any gift, favor, or other gratuity that would be illegal. Our CFO can provide guidance in this area.

                  The laws or customs of other countries in which we operate may be less clear. It is our policy to comply with those laws or customs; however, if a local law or custom seems to contradict the principles described in this Code, contact our CFO for guidance.

Political Contributions

                  No employee shall make any political contribution or support in the Company’s name.

Waivers

                  Only our Board may waive a provision of this Code for our executive officers or directors, and any waiver will be promptly disclosed to the public. Waivers of this Code for any other employee may be made only by our COO, and then only under special circumstances.

Reporting Violations of Company Policies and Receipt of Complaints Regarding Financial Reporting or Accounting Issues

                  You should report any violation or suspected violation of this Code to the appropriate Company personnel or via the Company’s anonymous and confidential reporting procedures.

                  The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that you promptly bring to the attention of our CFO, any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation, or reasonably could be expected to give rise to a violation, of this Code. You should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

Here are some approaches to handling your reporting obligations:

• In the event you believe a violation of the Code, or a violation of applicable laws andlor governmental regulations has occurred or you have observed or become aware of conduct which appears to be contrary to the Code, immediately report the situation to our CFO. Senior Officers who receive any report of a suspected violation must report the matter to the Audit Committee.

• If you have or receive notice of a complaint or concern regarding the Company’s financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, you must immediately advise the Chairman of the Audit Committee.

• If you wish to report any such matters anonymously or confidentially, then you may do so as follows:

• Mail a description of the suspected violation or other complaint or concern to:

S. Colin Neill
[or his successor as CFO]
500 Seventh Avenue, 10th Floor
New York, NY 10018
[or the current executive offices of the Company]

• Use common sense and good judgment; Act in good faith. You are expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, and delay may affect the results of any investigation. A violation of the Code, or of applicable laws and/or governmental regulations is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

• Internal investigation. When an alleged violation of the Code, applicable laws and/or governmental regulations is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.

• No fear of retaliation. It is Company policy that there be no intentional retaliation against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the Company will attempt to keep its discussions with you confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know" basis. No retaliation shall be taken against you for reporting alleged violations while acting in good faith.

Compliance Procedures

                  The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all Company directors and Company employees, including all officers, in all locations.

                  The Code is based on the Company’s core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. You must champion the Code and assist others in knowing and understanding it.

• Compliance. You are expected to become familiar with and understand the requirements of the Code. Most importantly, you must comply with it.

• CEO Responsibility. The Company’s CEO shall be responsible for ensuring that the Code is established and effectively communicated to all employees, officers and directors. Although the day-to-day compliance issues will be the responsibility of the Company’s CFO and COO, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.

• Internal Reporting of Violations. The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that all employees, officers and directors of the Company report suspected violations in accordance with this Code.

• Screening of Employees. The Company shall exercise due diligence when hiring and promoting employees and, in particular, when conducting an employment search for a position involving the exercise of substantial discretionary authority, such as a member of the executive team, a senior management position or an employee with financial management responsibilities. The Company shall make reasonable inquiries into the background of each individual who is a candidate for such a position. All such inquiries shall be made in accordance with applicable law and good business practice.

• Access to the Code. The Company shall ensure that employees, officers and directors may access the Code on the Company’s website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training meetings in which the Code and other Company policies and procedures will be discussed.

• Auditing. The Nominating and Corporate Governance Committee will be responsible for auditing the Company’s compliance with the Code.

• Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a shareholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the employee should immediately inform our CFO. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, the person who received such report should immediately report the alleged violation to the COO and/or CFO, and, in every such case, the Chairman of the Audit Committee. The Chairman of the Audit Committee shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

• Disciplinary Actions. Subject to the following sentence, the COO shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be responsible for determining appropriate disciplinary action, in consultation with the COO, if appropriate. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. Any employee engaged in the exercise of substantial discretionary authority, including any Senior Officer, who is found to have engaged in a violation of law or unethical conduct in connection with the performance of his or her duties for the Company, shall be removed from his or her position and not assigned to any other position involving the exercise of substantial discretionary authority. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

• Retention of Reports and Complaints. All reports and complaints made to or received by the COO, CFO or the Chair of the Audit Committee shall be logged into a record maintained for [t] his purpose and this record of such report shall be retained for five (5) years.

• Required Government Reporting. Whenever conduct occurs that requires a report to the government, the COO shall be responsible for complying with such reporting requirements.

• Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the COO, in consultation with the Audit Committee, should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

Publication of the Code of Business Conduct and Ethics; Amendments and Waivers of the Code of Business Conduct and Ethics

                   The most current version of this Code will be posted and maintained on the Company’s website and filed as an exhibit to the Company’s Annual Report on Folla 10-K. The Company’s Annual Report on Form 10-K shall disclose that the Code is maintained on the website and shall disclose that substantive amendments and waivers will also be posted on the company’s website.

                  Any substantive amendment or waiver of this Code (i.e., a material departure from the requirements of any provision) particularly applicable to or directed at executive officers or directors may be made only after approval by the Board of Directors and will be disclosed within five (5) business days of such action (a) on the Company’s website for a period of not less than twelve (12) months and (b) in a Form 8-K filed with the Securities and Exchange Commission. Such disclosure shall include the reasons for any waiver. The Company shall retain the disclosure relating to any such amendment or waiver for not less than five (5) years.